Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan, the 2018 Incentive Award Plan and, 2018 Employee Stock Purchase Plan of Unity Biotechnology, Inc. of our report dated March 1, 2018 (except for Note 17, and the retroactive effect of the 1-for-2.95 reverse stock split as described in Note 2, as to which the date is April 20, 2018), with respect to the financial statements of Unity Biotechnology, Inc. for the year ended December 31, 2017, included in the Registration Statement (Form S-1 No. 333-224163) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 3, 2018